EXHIBIT (A)(1)(VI)
OFFER TO EXCHANGE SUPPLEMENT
(TO OFFER TO EXCHANGE DATED MARCH 20, 2009)


                          STANDARD MOTOR PRODUCTS, INC.


                                OFFER TO EXCHANGE

                15% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2011
                             (CUSIP NO. 853666 AC9)

             FOR UP TO $20,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF

               6 3/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2009
                             (CUSIP NO. 853666 AB1)



      This Offer to Exchange Supplement amends and supplements the previously distributed Offer to Exchange, dated March 20, 2009, which we refer to as the original Offer to Exchange, and the related letter of transmittal.

      We have filed an amendment to the tender offer statement on Schedule TO with the Securities and Exchange Commission furnishing the information contained herein, as well as other information, and may file further amendments thereto with respect to the exchange offer. The Schedule TO and any and all amendments thereto, including exhibits, may be examined and copies may be obtained from the Securities and Exchange Commission in the manner described in the section "Where You Can Find More Information" on page 51 of the original Offer to Exchange.

      This Offer to Exchange Supplement contains important changes and should be read carefully and in its entirety in conjunction with the original Offer to Exchange and the related letter of transmittal. Except as modified by this Offer to Exchange Supplement and any amendments to Schedule TO, the terms and conditions set forth in the original Offer to Exchange remain applicable to the exchange offer in all respects.



                               THE EXCHANGE OFFER

         We are offering to exchange our 15% Convertible Subordinated Debentures due 2011 (the "New Debentures"), for up to $20,000,000 in Aggregate Principal Amount of outstanding 6 3/4% Convertible Subordinated Debentures due 2009, issued on July 26, 1999 (the "Old Debentures"), on the terms set forth in the original Offer to Exchange and in the related letter of transmittal.

         THE EXCHANGE OFFER IS DESCRIBED IN DETAIL IN THE ORIGINAL OFFER TO EXCHANGE, AND WE URGE YOU TO READ IT CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 9, FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE TENDERING YOUR OLD DEBENTURES IN EXCHANGE FOR NEW DEBENTURES.

      Neither our board of directors nor any other person is making any recommendation as to whether you should choose to exchange your Old Debentures for New Debentures.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR DETERMINED IF THE ORIGINAL OFFER TO EXCHANGE OR THIS OFFER TO EXCHANGE SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Offer to Exchange Supplement is April 8, 2009.

EXTENSION OF EXPIRATION DATE; SETTLEMENT DATE

      The exchange offer has been extended and will now expire at 5:00 p.m., New York City time, on Friday, May 1, 2009 unless further extended or earlier terminated by us. Throughout the original Offer to Exchange and related letter of transmittal, all references to April 17, 2009 as the Expiration Date are amended to refer instead to May 1, 2009. We may further extend the Expiration Date for any reason. We will announce any further extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Throughout the original Offer to Exchange, all references to 5:00 p.m., New York City time on the business day after the previously scheduled Expiration Date as the time by which any further extensions of the Expiration Date will be announced are amended to refer instead to 9:00 a.m., New York City time on the business day after the previously scheduled Expiration Date. As a result of the extension of the expiration date, we now anticipate that the settlement date of the Exchange Offer will be on or about May 6, 2009. Throughout the original Offer to Exchange, all references to April 22, 2009 as the anticipated Settlement Date of the Exchange Offer are amended to refer instead to May 6, 2009.





SUMMARY

      The "Summary" section of the original Offer to Exchange is amended and supplemented by the addition of the following text at the end of such section:

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following table summarizes certain of our historical consolidated financial data for the periods indicated. The consolidated balance sheet data as of December 31, 2008 and 2007 and the consolidated statement of operations data for the years ended December 31, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements. You should read the summary historical consolidated financial data set forth below in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2008 and the consolidated financial statements, related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein and incorporated herein by reference. Our historical consolidated financial information may not be indicative of our future performance.


                                                                                   YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------------------------
                                                                      2008                2007                2006
                                                                 ---------------    ---------------    ---------------
                                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales ....................................................   $       775,241    $       790,185    $       812,024
Cost of sales ................................................           591,085            587,910            606,803
                                                                 ---------------    ---------------    ---------------
      Gross profit ...........................................           184,156            202,275            205,221
Selling, general and administrative expenses .................           166,199            167,928            166,400
Goodwill and intangible assets impairment charge .............            39,387               --                 --
Restructuring and integration expenses .......................            16,858             10,933              1,856
                                                                 ---------------    ---------------    ---------------
      Operating (loss) income ................................           (38,288)            23,414             36,965
Other income (expense), net ..................................            22,670              3,881               (383)
Interest expense .............................................            13,585             19,066             20,925
                                                                 ---------------    ---------------    ---------------
      Earnings (loss) from continuing operations before taxes            (29,203)             8,229             15,657
Provision for (benefit from) income taxes ....................            (8,105)             2,798              6,494
                                                                 ---------------    ---------------    ---------------
Earnings (loss) from continuing operations ...................           (21,098)             5,431              9,163
Earnings (loss) from discontinued operation, net of income tax
     of $1,198, $2,101 and $809 ..............................            (1,796)            (3,156)               248
                                                                 ---------------    ---------------    ---------------
      Net earnings (loss) ....................................   $       (22,894)   $         2,275    $         9,411
                                                                 ===============    ===============    ===============



CONSOLIDATED STATEMENT OF OPERATIONS DATA (CONTINUED):
Net earnings (loss) per common share - Basic:
      Earnings (loss) from continuing operations .............   $         (1.14)   $          0.29    $          0.50
      Discontinued operation .................................             (0.10)             (0.17)              0.01
                                                                 ---------------    ---------------    ---------------
Net earnings (loss) per common share - Basic .................   $         (1.24)   $          0.12    $          0.51
                                                                 ---------------    ---------------    ---------------
Net earnings (loss) per common share - Diluted:
      Earnings (loss) from continuing operations .............   $         (1.14)   $          0.29    $          0.50
      Discontinued operation .................................             (0.10)             (0.17)              0.01
                                                                 ---------------    ---------------    ---------------
Net earnings (loss) per common share - Diluted ...............   $         (1.24)   $          0.12    $          0.51
                                                                 ===============    ===============    ===============
Average number of common shares ..............................        18,500,229         18,530,548         18,283,707
                                                                 ===============    ===============    ===============
Average number of common shares and dilutive common shares ...        18,531,148         18,586,532         18,325,175
                                                                 ===============    ===============    ===============



                                                                  YEAR ENDED DECEMBER 31,
                                                                -----------------------------

                                                                    2008            2007
                                                                --------------  -------------
                                                                  (DOLLARS IN THOUSANDS,
                                                                EXCEPT SHARE AND PER SHARE
                                                                          DATA)
CONSOLIDATED BALANCE SHEET DATA (AT END OF PERIOD):
   Cash and cash equivalents.................................   $     6,608     $   13,261
   Working capital...........................................       104,599        183,074
   Total assets..............................................       575,027        678,092
   Total debt................................................       194,157        255,311
   Long-term debt (excluding current portion)................           273         90,534
   Stockholders' equity......................................       163,545        188,364
   Book value per share (1)..................................          8.81          10.29

OTHER DATA:
   Depreciation and amortization.............................   $    14,700     $   15,181
     Capital expenditures....................................        10,500         13,995
     Dividends...............................................         6,653          6,683


(1) Book value per share of common stock was determined based on total stockholders' equity divided by common stock outstanding as of December 31, 2008 and 2007.
                                  ------------

                       UNAUDITED PRO FORMA FINANCIAL DATA


         The unaudited pro forma condensed consolidated balance sheet as of December 31, 2008 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 have been prepared to illustrate the effect of the exchange of $20,000,000 aggregate principal amount of our outstanding 6 3/4% convertible subordinated debentures due 2009 for $20,000,000 principal amount of 15% convertible subordinated debentures due 2011, as if the transaction occurred as of December 31, 2008 and January 1, 2008, respectively.

         The unaudited pro forma financial information should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2008 and the consolidated financial statements, related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein and incorporated herein by reference. The unaudited pro forma financial information does not purport to represent the results of operations or financial condition that would have been reported had the events assumed therein occurred on the dates indicated, nor does it purport to be indicative of results of operations that may be achieved in the future.



                             UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                        DECEMBER 31, 2008
                                            -------------------------------------------------
                                             HISTORICAL      ADJUSTMENTS         PRO FORMA
                                            -------------    ------------       -------------
                                                                       (IN
                                                                   THOUSANDS)

                   ASSETS
Current Assets:
    Cash and cash equivalents ............   $   6,608       $    (200)(a)      $   6,408
    Accounts receivable, net .............     174,401                            174,401
    Inventories, net .....................     232,435                            232,435
    Deferred income taxes ................      20,038                             20,038
    Assets held for sale .................       1,654                              1,654
    Prepaid expenses and other current
       assets ............................      12,459                             12,459
                                             ---------       ---------          ---------
       Total current assets ..............     447,595            (200)           447,395

Property, plant and equipment, net .......      66,901                             66,901
Goodwill, net ............................       1,100                              1,100
Other intangibles, net ...................      15,185                             15,185
Other assets .............................      44,246             (44)(b)         44,402
                                                                   200 (a)
                                             ---------       ---------          ---------

       Total Assets ......................   $ 575,027       $     (44)         $ 574,983
                                             =========       =========          =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Notes payable ........................   $ 148,931       $    --            $ 148,931
    Current portion of long-term debt ....      44,953         (20,000)(c)         24,953
    Accounts payable .....................      68,312                             68,312
    Accrued expenses .....................      80,800             (17)(b)         80,783
                                             ---------       ---------          ---------
       Total current liabilities .........     342,996         (20,017)           322,979

Long-term debt ...........................         273          20,000(c)          20,273
Post-retirement medical benefits and
   other liabilities .....................      44,455                             44,455
Accrued asbestos liabilities .............      23,758                             23,758
                                             ---------       ---------          ---------
       Total Liabilities .................     411,482             (17)           411,465

Stockholders' Equity:
    Common stock .........................      40,972                             40,972
    Capital in excess of par value .......      58,841                             58,841
    Retained earnings ....................      76,600             (27)(b)         76,573
    Accumulated other comprehensive
       income ............................       7,799                              7,799
    Treasury stock - at cost .............     (20,667)                           (20,667)
                                             ---------       ---------          ---------
       Total stockholders' equity ........     163,545             (27)           163,518
                                             ---------       ---------          ---------

       Total Liabilities and Stockholders'
            Equity .......................   $ 575,027       $     (44)         $ 574,983
                                             =========       =========          =========

                SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

              NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

(a) Reflects payment of $200,000 in fees and expenses paid to third parties related to the exchange offer. All such fees and expenses are amortized over the life of the 15% convertible subordinated debentures.

(b) Reflects write-off of $44,000 of capitalized fees and expenses associated with the 6 3/4% convertible subordinated debentures calculated on a pro-rata basis. Tax benefit of $17,000 is based upon an effective tax rate of 40%.

(c) Reflects reclassification of $20,000,000 principal amount of convertible debentures from current to long-term. The 6 3/4% convertible subordinated debentures are due within one year from December 31, 2008 while the 15% convertible subordinated debentures are due beyond one year from December 31, 2008. The fair value of the 15% convertible subordinated debentures is assumed to be at 100 % of principal.



                                    .........


                        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                                                                YEAR ENDED DECEMBER 31, 2008
                                                -------------------------------------------------------------
                                                 HISTORICAL           ADJUSTMENTS                 PRO FORMA
                                                --------------       ---------------             ------------
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Net sales ..........................................   $     775,241    $         --         $    775,241
Cost of sales ......................................         591,085                              591,085
                                                       -------------    --------------       ------------
    Gross profit ...................................         184,156              --              184,156
Selling, general and administrative
   expenses ........................................         166,199                              166,199
Goodwill and intangible assets
   impairment charge ...............................          39,387                               39,387
Restructuring and integration expenses .............          16,858                               16,858
                                                       -------------    --------------       ------------
    Operating loss .................................         (38,288)             --              (38,288)
Other income (expense), net ........................          22,670              (120)(a)         22,550
Interest expense ...................................          13,585             1,650 (b)         15,259
                                                                                    24 (c)
                                                       -------------    --------------       ------------
   Loss from continuing operations
      before taxes..................................         (29,203)           (1,794)           (30,997)
Provision for (benefit from) income
     taxes .........................................          (8,105)             (718)(d)         (8,823)
                                                       -------------    --------------       ------------
    Loss from continuing operations ................   $     (21,098)   $       (1,076)      $    (22,174)
                                                        ============    ==============       ============

Loss per common share from continuing
  operations
    Basic ..........................................   $        (1.14)      $      (0.06)   $          (1.20)
                                                       ==============       ============    ================
    Diluted ........................................   $        (1.14)      $      (0.06)   $          (1.20)
                                                       ==============       ============    ================

Average number of common shares
    Basic ..........................................      18,500,229                              18,500,229
                                                       ==============                       ================
    Diluted ........................................      18,531,148                              18,531,148
                                                      ==============                        ================



(a) Reflects write-off of $120,000 of capitalized fees and expenses associated with the 6 3/4% convertible subordinated debentures calculated on a pro-rata basis.

(b) Reflects increase in interest expense resulting from exchange of $20,000,000 aggregate principal amount of our outstanding 6 3/4% convertible subordinated debentures due 2009 for $20,000,000 aggregate principal amount of 15% convertible subordinated debentures due 2011.

(c) Reflects increase in interest expense resulting from the excess of amortization of $100,000 of capitalized fees and expenses associated with the 15% convertible subordinated debentures over amortization of $76,000 of capitalized fees and expenses associated with the 6 3/4% convertible subordinated debentures.

(d) Tax benefit related to pro forma adjustments is based upon an effective tax rate of 40%.

                                    .........

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows the ratio of earnings to fixed charges for the periods indicated. In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes, discontinued operations and fixed charges.



                                                                YEAR ENDED DECEMBER 31,
                                                           --------------------------------

                                                              HISTORICAL         PRO FORMA
                                                           --------------------   --------

                                                             2007        2008       2008
                                                           --------    --------   --------
                                                           (IN THOUSANDS, EXCEPT RATIOS)
FIXED CHARGES:
    Interest Expense, Including Amortization of Deferred
         Finance Fees ..................................   $ 19,066    $ 13,585   $ 15,259
    Interest Portion of Rental Expense (1) .............      2,983       3,278      3,278
                                                           --------    --------   --------
         Total Fixed Charges ...........................   $ 22,049    $ 16,863   $ 18,537
                                                           ========    ========   ========

EARNINGS (LOSS) BEFORE INCOME TAXES, DISCONTINUED
     OPERATIONS AND FIXED CHARGES:
    Earnings (Loss) From Continuing Operations
         Before Income Taxes ...........................   $  8,229   $  (29,203) $(30,997)
    Equity (Income)/Losses of Minority
         Owned Subsidiaries ............................       (116)        319        319
    Distributed Earnings of Minority Owned Subsidiaries         300         281        281
    Fixed Charges ......................................     22,049      16,863     18,537
                                                           --------    --------   --------
         Total Earnings Available For Fixed Charges ....   $ 30,462    $(11,740)  $(11,860)
                                                           ========    ========   ========

RATIO OF EARNINGS TO FIXED CHARGES (2): ................        1.4       N/A       N/A
                                                           --------    --------   --------


(1) Calculated as one third of rent expense, which is a reasonable approximation of the interest factor.
(2) Earnings are inadequate to cover fixed charges for 2008 both on a historical and pro forma basis. The deficiency in earnings for the year ended December 31, 2008 is $28.6 million, and on a pro forma basis is $30.4 million.
                                    .........

CONDITIONS TO EXCHANGE OFFER

         In order to (i) provide supplemental disclosure concerning the date of, and identity of the parties to, our credit facility, and to make clear that we require either a waiver of, or an amendment to, a restrictive provision of the credit facility as a condition to being required to accept Old Debentures for exchange and (ii) to correct an inadvertent error in the second condition in the original Offer to Exchange, we have amended and restated the first two bullet points under the caption "Conditions to the Exchange Offer" in the section "The Exchange Offer" on page 16 of the original Offer to Exchange to read in their entirety as follows:

     o "THE CONSENT OF THE REQUISITE LENDERS UNDER THE COMPANY'S EXISTING CREDIT FACILITY, DATED AS OF MARCH 20, 2007, AMONG THE COMPANY, MARDEVCO CREDIT CORP. AND STANRIC, INC., AS BORROWERS, THE OTHER CREDIT PARTIES SIGNATORY THERETO, AS CREDIT PARTIES, THE LENDERS SIGNATORY THERETO FROM TIME TO TIME, AS LENDERS, GENERAL ELECTRIC CAPITAL CORPORATION, AS AGENT AND A LENDER, BANK OF AMERICA, N.A., AS A LENDER AND AS CO-SYNDICATION AGENT, WACHOVIA BANK, N.A., AS A LENDER AND AS CO-SYNDICATION AGENT AND JPMORGAN CHASE BANK, N.A., AS A LENDER AND AS DOCUMENTATION AGENT, IS NOT RECEIVED WITH RESPECT TO A WAIVER OR MODIFICATION OF A RESTRICTIVE PROVISION WHICH WOULD OTHERWISE PREVENT THE COMPANY FROM ISSUING THE NEW DEBENTURES IN EXCHANGE FOR THE OLD DEBENTURES;"

     o "ANY TENDERING HOLDER OF OLD DEBENTURES SHALL BE ENTITLED TO RECEIVE IN THE EXCHANGE OFFER A PRINCIPAL AMOUNT OF NEW DEBENTURES WHICH WOULD REQUIRE PRIOR SHAREHOLDER APPROVAL UNDER APPLICABLE RULES OF THE NEW YORK STOCK EXCHANGE;"

                                ----------------

PRORATION
         In order to provide clarification regarding proration in the event the Exchange Offer is over-subscribed, we have expanded the first paragraph under the caption "Acceptance of Old Debentures and Delivery of New Debentures" in the section "The Exchange Offer" on page 21 of the Offer to Exchange by amending and restating such paragraph in its entirety as follows:

              "IF ALL OF THE CONDITIONS TO THE EXCHANGE OFFER ARE SATISFIED OR WAIVED PRIOR TO THE EXPIRATION DATE, WE WILL ACCEPT UP TO $20,000,000 AGGREGATE PRINCIPAL AMOUNT OF OLD DEBENTURES PROPERLY TENDERED AND NOT WITHDRAWN AS OF THE EXPIRATION DATE AND WILL ISSUE THE NEW DEBENTURES PROMPTLY AFTER THE EXPIRATION DATE. IF MORE THAN $20,000,000 AGGREGATE PRINCIPAL AMOUNT OF OLD DEBENTURES ARE TENDERED IN THE EXCHANGE OFFER, OLD DEBENTURES THAT WERE VALIDLY TENDERED WILL BE ACCEPTED FOR EXCHANGE FOR NEW DEBENTURES ON A PRO RATA BASIS TO BE CALCULATED BY US. PRORATION WILL BE BASED ON THE AMOUNT OF OLD DEBENTURES THAT EACH HOLDER HAS VALIDLY TENDERED IN THE EXCHANGE OFFER, AND NOT ON THAT HOLDER'S AGGREGATE OWNERSHIP OF OLD DEBENTURES. FOR EXAMPLE, IF THE EXCHANGE OFFER IS OVER-SUBSCRIBED BY 10%, EACH VALIDLY TENDERING HOLDER WILL RECEIVE 90% OF THE NEW DEBENTURES SUCH HOLDER WOULD OTHERWISE HAVE RECEIVED HAD THE EXCHANGE OFFER NOT BEEN OVER-SUBSCRIBED BY 10%. ALL TENDERING HOLDERS WILL BE TREATED EQUALLY AND NO HOLDER SHALL HAVE ANY PREFERENCE TO, OR BE TREATED DIFFERENTLY FROM, OTHER TENDERING HOLDERS. ANY OLD DEBENTURES NOT ACCEPTED FOR EXCHANGE AS A RESULT OF PRORATION WILL BE RETURNED TO TENDERING HOLDERS PROMPTLY. WE EXPECT TO ANNOUNCE ANY FINAL PRORATION FACTOR WITHIN THREE BUSINESS DAYS AFTER THE EXPIRATION DATE. SEE "--CONDITIONS TO THE EXCHANGE OFFER" ABOVE. FOR PURPOSES OF THE EXCHANGE OFFER, OUR GIVING OF ORAL OR WRITTEN NOTICE OF OUR ACCEPTANCE TO THE EXCHANGE AGENT WILL BE CONSIDERED OUR ACCEPTANCE OF THE EXCHANGE OFFER."

                                ----------------

PRICE RANGE OF COMMON STOCK

      The following information supplements the Price Range of Common Stock table on page 40 of the original Offer to Exchange:

      The high and low sale prices per share of our common stock during the first quarter of fiscal year 2009 were $4.29 and $1.36, respectively.

      The closing price per share of our common stock on the New York Stock Exchange on April 6, 2009 was $2.65.
                                ----------------

DOCUMENTS INCORPORATED BY REFERENCE

         We have deleted clauses (iii) and (iv) of the first paragraph in the section "Documents Incorporated By Reference" on page 51 of the original Offer to Exchange. If a material change occurs in the information set forth in this Offer to Exchange, we will update such information and promptly provide you with notice of such change by press release or in another manner reasonably designed to inform you of the change.

                                ----------------

MISCELLANEOUS

         We have clarified that we will not assert any conditions to the Exchange Offer with respect to any holder of Old Debentures unless we assert such condition with respect to all tendering holders of Old Debentures and that we do not intend to waive any condition with respect to an individual holder of Old Debentures unless we waive that condition for all tendering holders of Old Debentures.

                          STANDARD MOTOR PRODUCTS, INC.

                                OFFER TO EXCHANGE

                15% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2011


             FOR UP TO $20,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF


               6 3/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2009



                  THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:
                               HSBC BANK USA, N.A.

                    BY MAIL, OVERNIGHT MAIL, COURIER OR HAND:
                               HSBC Bank USA, N.A.
                                Two Hanson Place
                                   14th Floor
                            Brooklyn, New York 11243
                              Attn: Corporate Trust
                 Standard Motor Products, Inc. Offer to Exchange

                    BY FACSIMILE TRANSMISSION: (718) 488-4488

                  FOR CONFIRMATION TRANSMISSION: (800) 662-9844


      Any questions regarding the Exchange Offer or requests for additional copies of the original Offer to Exchange, this Offer to Exchange Supplement or the accompanying letter of transmittal may be directed to the Exchange Agent at the address and telephone number set forth above.




                OFFER TO EXCHANGE SUPPLEMENT DATED APRIL 8, 2009.


================================================================================